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                                                                    EXHIBIT 99.1

Fellow Shareholders:

"Hitting on all cylinders" is a great way to describe our year. Though we benefited from a favorable competitive landscape and interest rate environment, our unceasing delivery of the highest level of service and consistent credit programs to our dealers has positioned us to become a company second to none.

During 2003, Onyx generated over $1.5 billion in originations. For our 10th straight year, we increased the number of dealers doing business with Onyx, ending the year with 12,065 active dealer relationships. Net Income increased 200% over 2002, with shareholders seeing a 180% increase in earnings per share from 2002. Our book value continued to increase, ending 2003 at $15.54. We saw the stock market respond, with an increase of 330% in our stock price.

Through an unwavering commitment to our underwriting standards, we continue to separate ourselves from the competition. We experienced a 47% decrease in 30+ day delinquency rates in 2003, ending the year at 1.37%, and a 23% decline in the net loss percentage compared to 2002, with a loss ratio of 2.12% as of year-end 2003. As of the end of the 1st quarter of 2004, the 30+ day delinquency rate was 0.84% and the quarterly loss percentage was 1.74%.

We maintained our Loan-to-Value ratio at 102% of the value of the underlying collateral for contracts purchased in 2003 and our strict Payment-to-Income ratios at no greater than 15% on the borrowers financed, which further differentiate us from our competition, who often use looser credit standards to drive their growth.

Operating expenses increased primarily due to the system development costs related to the implementation of our Onyx Gold program, which is focused on the super-prime credit customer. This automated system provides dealers with automatic approvals for these very qualified high-end borrowers. We are currently selling Gold originations on a whole loan basis, servicing retained, thereby saving capital market transaction costs. Gold originations are currently over $100 million per month and we therefore expect servicing fee income to improve further during 2004.

Onyx achieved its goal of becoming cash flow positive, on a quarterly operating basis, during the 4th quarter of 2003. Managing growth and the operating cash needs of the


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Company, together with our liquidity availability under our residual financing facilities, recently expended to $85 million, and our renewable note program, has positioned Onyx well for the future. We further strengthened our credit origination capabilities by increasing our warehouse facilities from $450 million to $600 million in capacity in January 2004.

As we move into 2004, expect exciting things from Onyx. Projected earnings growth of 25%, coupled with numerous income opportunities, should excite investors. This growth in earnings should be bolstered by several factors, including:

         o Our existing portfolio continuing to outperform initial projections.

         o The 2nd quarter 2004 branch opening in New York, the third largest state in vehicle sales.

         o The growth of business from our centralized buying center, opened in the first quarter of 2004, which is designed to service ten states that currently cannot support the cost of local credit personnel.

         o Servicing income from the continued growth of the Onyx Gold program.

We have value in the product we originate, value in the service to our customers, and value in the operations we are building. As we expand, we will continue to successfully develop our niche markets and outperform our rivals due to the quality of our individuals working together to deliver the highest level of service to our customers. Only companies within the auto finance sector with sound infrastructures and quality personnel will deliver sustained quality growth. As shareholders, we will continue to focus on developing and conducting business to meet our financial objectives, not just today, but for years to come.

Sincerely,

/s/ John W. Hall
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John W. Hall
President and Chief Executive Officer